Exhibit 5.1
GRACIN & MARLOW, LLP.
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Tel: (212) 907-6457

October 7, 2011

The Board of Directors
Vendum Batteries, Inc.
400 Thames Valley Park Drive
Reading, Berkshire, England RG6 1PT

Re:       Amendment No. 1 to Registration Statement on Form S-1 /A

Gentlemen:

At your request, we have examined the Amendment No. 1 to Registration Statement on Form S-1 /A (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Vendum Batteries, Inc., a Nevada corporation (the "Company"), that is intended to register under the Securities Act of 1933, as amended (the "Securities Act"), 80,000,000 shares of the Company's common stock (the "Shares").

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that under Nevada law that the Shares that have already been issued are duly authorized, validly issued, fully paid and non-assessable, and the remaining Shares, when issued, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.

Very truly yours,

/s/ Gracin & Marlow, LLP
Gracin & Marlow, LLP